EXHIBIT 10.34

                            XTRA-GOLD RESOURCES CORP.

                                 March 12, 2007

James Longshore
Lot 3 - Rose Island Estates
Nassau, Bahamas

Dear Mr. Longshore:

                     RE: GRANT OF NONQUALIFIED STOCK OPTIONS

         We are pleased to advise you that on March 12, 2007, the board of directors of Xtra-Gold Resources Corp. ("XTRA-GOLD") authorized the award to you (sometimes hereinafter referred to as the "OPTIONEE") of an option to purchase 162,000 shares of our common stock at a par value $.001 per share (the "OPTIONS"), upon the following terms and conditions:

         1. The Options are granted to you in accordance with and subject to the terms and conditions of Xtra-Gold's 2005 Equity Compensation Plan (the "PLAN").

         2. The Options are granted in the following manner:

                                                            NO. OF OPTIONS

            (a) as to being President and
                Chief Operating Officer of Xtra-Gold            54,000

            (b) as to being a director of Xtra-Gold            108,000

         3. The Options are nonqualified stock options.

         4. The Options have a three (3) year term (the "OPTION PERIOD") and are exercisable, on a pro rata basis as set forth in paragraph 8 hereunder, commencing on April 12, 2007, in accordance with the vesting schedule set out hereunder and shall terminate at 5:00 p.m. (Eastern Standard Time) on March 12, 2010 (the "EXPIRY DATE").

         5. The price at which the Options may be exercised is $0.75 per share.

================================================================================
                               TORONTO HEAD OFFICE
               6 KERSDALE AVENUE TORONTO, ONTARIO, CANADA M6M 1C8

PHONE:     (416) 653-5151                       E-MAIL:       KIOMI@SYMPATICO.CA
PHONE:     (416) 981-3055                       WEB SITE:     WWW.XTRAGOLD.COM

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James Longshore                       - 2 -                       March 12, 2007


         6. The Options are transferable to a nominee as may be designated by you from time to time and may be exercised, in whole or in part, during the exercise period, as set forth herein or otherwise in accordance with the terms and conditions of the Plan.

         7. The exercise price and number of underlying shares issuable upon exercise of the Options (the "OPTION SHARES") are subject to adjustment in accordance with the Plan in the event of stock splits, dividends, reorganizations and similar corporate events.

         8. The Options are to vest pro rata over the Option Period on a monthly basis in accordance with the following schedule:

            PRO RATA PORTION OF THE OPTIONS            VESTING PERIOD

                         4,500 on the 12th day of each month of the Option Period following the date of grant from April 12, 2007 to March 12, 2010

         9. (a) Any portion of the Options that have vested and have not been exercised in a particular month shall accrue to the benefit of the Optionee (the "ACCRUED OPTIONS") and in connection therewith, you shall have the right to exercise the Accrued Options for a period of time as may be set out in the Option Plan referred to in subparagraph 9(h) hereunder or in accordance with securities laws governing Xtra-Gold, but in no event shall the Accrued Options be exercised later than the earlier of (i) the Expiry Date; and (ii) the exercise date contemplated in subparagraphs 9(b), (c), (d), (e) and (f) hereunder.

            (b) In the event of termination as a result of the voluntary resignation by you as an officer or director of Xtra-Gold, all Accrued Options granted pursuant to paragraph 2 must be exercised within 90 days from the date of your resignation from the office for which you were granted the Options, failing which the Accrued Options will be cancelled.

            (c) In the event of your death during the Option Period, all Accrued Options must be exercised by your estate within one year from the date of your death, failing which the Accrued Options will be cancelled.

            (d) In the event that you are terminated by Xtra-Gold, without cause, then in such event Xtra-Gold agrees that you may retain 100% of the Accrued Options and 100% of the unvested Options (the "UNVESTED OPTIONS"); provided, however that the Options referred to in this subparagraph must be exercised no later than 90 days following such termination, failing which such Options will be cancelled.

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James Longshore                       - 3 -                       March 12, 2007


            (e) In the event that you are terminated by Xtra-Gold, with cause, then in such event Xtra-Gold agrees that you may retain 100% of the Accrued Options; provided, however that the Accrued Options must be exercised no later than 90 days following such termination, failing which such Accrued Options will be cancelled. All Unvested Options will be cancelled immediately upon your termination, with cause.

            (f) In the event of a change of control of Xtra-Gold (as defined herein), all Options granted to you shall vest in which event, you will have the right to exercise such Options within 90 days following the completion of such change of control. For clarity purposes, a "CHANGE OF CONTROL" shall mean the occurrence of (i) any person, other than an Employee (as such term is used in Section 13(d) and 14(d) of the Exchange Act is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's outstanding securities then having the right to vote at elections of directors; or (ii) the individuals who at the commencement date of a consulting agreement that may in the future be entered into between you and our Company (the "MC AGREEMENT"), constitute the Board, cease for any reason to constitute a majority thereof unless the election, or nomination for election, of each new director was approved by a vote of at least two-thirds of the directors then in office who were directors at the commencement of the MC Agreement; or (iii) there is a failure to elect two or more candidates nominated by management of the Company to the Board; or (d) the business of the Company for which your services may be principally performed is disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets (including stock of a subsidiary of our Company) or otherwise.

            (g) The share certificate or certificates issued as a result of the exercise of Options from time to time shall bear a restrictive legend with respect to the resale of the shares issued in connection therewith. In particular, until such time that a registration statement has been filed by Xtra-Gold and becomes effective with the U.S. Securities and Exchange
                  Commission: (i) the Option Shares cannot be otherwise resold unless held for two years, in accordance with Rule 144(k); or alternatively (ii) if Xtra-Gold is a reporting company, then the applicable hold period shall be one year from the date of the issuance of Option Shares in accordance with Rule 144.

            (h) Xtra-Gold implemented and adopted a 2005 equity compensation plan (the "OPTION PLAN") which implementation and adoption was been approved in writing by the Board in June 2005. Xtra-Gold did not obtain shareholder approval.

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James Longshore                       - 4 -                       March 12, 2007


            (i) The Options shall at all times be subject to the terms of this Option Agreement and the Option Plan.

         10. The Option Shares which will be issued upon exercise of all or a portion of the Options have been registered under the Securities Act of 1933, as amended (the "ACT") under an SB-2 registration statement and amendments thereto (collectively, the "SB-2"). Upon Xtra-Gold obtaining an effective date for our SB-2, the Option Shares may be sold, assigned, pledged, transferred or otherwise disposed of in accordance with the Act and the Plan referred to in this Agreement. All certificates evidencing the Option Shares will contain a legend describing this restriction on resale of the Option Shares. There is no assurance that there will be a public market into which you may sell the Option Shares or that you will be able to sell your Option Shares at a profit or at all.

         11. In order to exercise the vested Options, you must provide us with written notice that you are exercising all or a portion of such Options. The written notice must specify the number of Option Shares that you are exercising your Options for, and must be accompanied by the exercise price described in paragraph 5 above. Your Option Shares will be issued to you within approximately one week following our receipt of your exercise notice and cleared funds evidencing the exercise price.

         12. No rights or privileges of a stockholder of Xtra-Gold are conferred by reason of the grant of the Options to you. You will have no rights of a stockholder until you have delivered your exercise notice to us and we have received the exercise price of the Options in cleared funds and have delivered a share certificate or certificates to you evidencing the shares arising out of such exercise.

         13. You understand that the Plan contains important information about your Options and your rights with respect to the Options. The Plan includes (a) terms relating to your right to exercise the Options; (b) important restrictions on your ability to transfer the Options or Option Shares; and (c) early termination of the Options following the occurrence of certain events, including the termination of your relationship with us. By signing below, you acknowledge your receipt of a copy of the Plan. By acceptance of your Options by way of execution of this Agreement, you agree to abide by the terms and conditions of this Agreement and the Plan.

         14. We are a young company and are subject to all of the risks and uncertainties of a young company. We may never operate profitably. The exercise of your Options is a speculative investment and there is no assurance that you will realize a profit on the exercise of your Options.

         15. The Options will become effective upon your acknowledgment and agreement of the terms and conditions of this Agreement and your delivery to us of a signed counterpart of this Agreement.

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James Longshore                       - 5 -                       March 12, 2007


         16. This Agreement and Plan contain all of the terms and conditions of your Options and supercedes all prior agreements or understandings relating to your Options. This Agreement shall be governed by the laws of the State of Nevada without regard to the conflicts of laws and provisions thereof. This Agreement may not be amended orally.

         We appreciate your continued support and contributions and are hopeful that your Options will provide financial benefits to you in the future.

                                        Yours very truly,

                                        XTRA-GOLD RESOURCES CORP.


                                        /s/ R. Kiomi Mori
/rkm                                        R. Kiomi Mori,
Enclosure                                   Secretary and Treasurer


         AGREED TO AND ACCEPTED this 12th day of March, 2007.


                                        /s/ James Longshore
                                            James Longshore